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Grantee:	%%FIRST_NAME_LAST_NAME%%
Number of Restricted Stock Units “RSUs”:	%%TOTAL_SHARES_GRANTED,7%%
Agreement Date:	%%OPTION_DATE,1%%
Date of Grant:	%%VEST_BASE_DATE,1%
Vesting Schedule:

The RSUs shall become nonforfeitable and payable in substantially equal installments on each of the first four anniversaries of the Date of Grant, with each such anniversary constituting a vesting date

CECO ENVIRONMENTAL CORP.

Restricted Stock Units Agreement

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of the date set forth above (the “Date of Grant”), by and between CECO Environmental Corp., a Delaware corporation (the “Company”), and the individual named above (the “Grantee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (the “Plan”).
2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement (including any additional terms and conditions for the Grantee’s country (for Grantees outside the United States only) set forth in any attached appendix that would form part of this Agreement) and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of the “Date of Grant” specified above, the number of Restricted Stock Units (“RSUs”) as set forth above. Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.
Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.
Vesting of RSUs. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 based on the vesting schedule specified above (the “Vesting Schedule”), if the Grantee remains in the continuous employment of the Company or a Subsidiary until the vesting date(s) specified in the Vesting Schedule. Subject to the terms of the Plan, any RSUs that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the vesting date(s) specified in the Vesting Schedule. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination

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of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
5.
Form and Time of Payment of RSUs.
(a)
Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Stock. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become nonforfeitable pursuant to Section 4 hereof.
(b)
The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.
6.
Dividend Equivalents; Voting and Other Rights.
(a)
The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.
(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.
Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
8.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Company will withhold any taxes required to be

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withheld by the Company under federal, state, local or foreign law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum statutory withholding amount. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Any shares of Common Stock retained to cover tax withholding shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery. In no event will the market value of the Common Stock to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld.
9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable U.S. federal, state and non-U.S. securities and other applicable laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.
Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Further, the Company does not make any representation to the Grantee that the RSUs satisfy the requirements of Section 409A of the Code, and the Company will have no liability or other obligation to indemnify or hold harmless the Grantee or any other party for any tax, additional tax, interest or penalties that the Grantee or any other party may incur in the event that any provision of the Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.
11.
Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.
No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards or provide benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the

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Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
13.
Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
14.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
15.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
16.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
17.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.
Data Privacy. The Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as

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described in this document by and among, as applicable, the Grantee’s employer (“Employer”) and the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Employer and the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Grantee: the Grantee’s name, home address and telephone number, email address, date of birth, passport number, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (collectively, “Data”). The Grantee understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than those that apply in the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon vesting or earning of the RSUs. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and in accordance with local law. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee hereby understands that the Grantee may contact his or her local human resources representative.
19.
Nature of the Grant. In accepting the RSUs, the Grantee acknowledges that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)
all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(c)
the Grantee’s participation in the Plan is voluntary;
(d)
RSUs are outside the scope of the Grantee’s employment contract, if any;
(e)
in the event that the Grantee is not an employee of the Company, the grant of RSUs will not be interpreted to form an employment contract or relationship with

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the Company; and furthermore, the grant of RSUs will not be interpreted to form an employment contract with the Employer or any other related entity;
(f)
the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
(g)
if the Grantee receives Common Stock upon vesting of the RSUs, the value of such Common Stock may increase or decrease in value;
(h)
in consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or shares received upon vesting of RSUs resulting from termination of the Grantee’s service to the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
(i)
the RSUs and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(j)
for purposes of the RSUs, the Grantee’s continuous employment will be considered terminated as of the date the Grantee is no longer actively providing services to the Company, the Employer or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee provides services or the terms of the Grantee’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Grantee’s period of continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee provides services or the terms of his or her service agreement, if any); the Company shall have the exclusive discretion to determine when the Grantee is no longer actively continuously employed for purposes of the RSUs (including whether the Grantee may still be considered to be continuously employed while on a leave of absence); and
(k)
neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. dollar that may affect the value of the RSUs or any amounts due to the Grantee pursuant to the settlement of the RSUs or the subsequent sale of Common Stock acquired upon settlement of the RSUs.

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20.
Governing Law; Venue. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware, U.S.A.
21.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
22.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) has agreed to the receipt of this Agreement and all documents related to the RSUs in the English language, (d) understands the terms and conditions of this Agreement and the Plan and (e) agrees to such terms and conditions.
23.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
24.
Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the grant and RSUs shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix A to this Agreement for the Grantee’s country. Moreover, if the Grantee is not a resident of any of the countries listed on Appendix A as of the Date of Grant, but relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to the Grantee to the extent that the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Grantee’s relocation). The Non-U.S. Addendum attached hereto as Appendix A constitutes part of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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CECO ENVIRONMENTAL CORP.

By:

Name: Todd Gleason
Title: Chief Executive Officer

Grantee Acknowledgment and Acceptance

By: Electronic Signature*

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* The Grantee acknowledges and agrees that by clicking the [“Accept”] button on the E*TRADE website, it will act as the Grantee’s electronic signature to this Agreement and will constitute the Grantee’s acceptance of and agreement with all of the terms and conditions set forth in this Agreement and the Plan.

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APPENDIX A

NON-U.S. ADDENDUM
(RSUs)

Additional Terms and Conditions for Equity Grants Under the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan

February 2023

Terms and Conditions

This Appendix A includes additional terms and conditions that govern the RSUs granted to the Grantee under the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (referred to as the “Plan”) if the Grantee works and/or resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Grantee’s award agreement (the “Agreement”) that relates to the Grantee’s award. By accepting the award, the Grantee agrees to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to the Grantee and the award.

Notifications

This Appendix A also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of February 2023. Such laws are often complex and change frequently. As a result, it is strongly recommended that the Grantee not rely on the information in this Appendix A as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time the Grantee vests in the RSUs or sells Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and CECO Environmental Corp. (the “Company”) is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, transferred employment after the RSUs were granted to the Grantee, or is considered a resident of another country for local law purposes, the information contained herein may not apply.

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